Exhibit 2.1

PLAN OF MERGER AND REORGANIZATION

by and among

THE WASHINGTON SAVINGS BANK, F.S.B.,

WASHINGTON INTERIM SAVINGS BANK,

and

WSB HOLDINGS, INC.

PLAN OF MERGER AND REORGANIZATION

This PLAN OF MERGER AND REORGANIZATION (this “Plan”), dated as of August 15, 2007, is entered into by and among THE WASHINGTON SAVINGS BANK, F.S.B., a savings association organized under the laws of the United States of America (the “Bank”), and, upon organization, WASHINGTON INTERIM SAVINGS BANK, an interim savings bank to be organized under the laws of the United States of America for the sole purpose of consummating the transactions provided for herein (the “Interim Bank”), and, upon organization, WSB HOLDINGS, INC., a corporation organized under the laws of the State of Delaware (“Holdings”).

WHEREAS, the Bank is a savings bank duly organized and validly existing under Section 5 of the Home Owners’ Loan Act (“HOLA”), with its principal office and place of business at 4201 Mitchellville Road, Suite 200, Bowie, Maryland, with an authorized capital stock consisting of (i) 20,000,000 shares of common stock, par value $1.00 per share, of which 7,588,135 shares were issued and outstanding as of the date hereof and (ii) 10,000,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of the date hereof;

WHEREAS, the Interim Bank will be chartered as an interim savings bank duly organized and validly existing under Section 5 of HOLA, with its principal office at the same address as that of Bank, with an authorized capital stock consisting of 1,400 shares of common stock, par value $1.00 per share, up to 700 shares of which will be issued prior to the consummation of the transactions described herein to be held by Holdings;

WHEREAS, Holdings is a corporation organized under the laws of Delaware, with its principal office at the same address as that of Bank, and having an authorized capital stock consisting of 20,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share; and

WHEREAS, the Bank, the Interim Bank and Holdings desire to establish a savings and loan holding company structure and the Boards of Directors of the Bank, the Interim Bank and Holdings each have agreed, respectively, to a merger of the Interim Bank with and into the Bank (the “Merger”) and the issuance of Holdings Common Shares, as hereinafter defined, as consideration for value received by Holdings in the Merger in the form of capital stock of the Continuing Bank, as hereafter defined.

NOW, THEREFORE, in consideration of the mutual agreements herein and other valuable consideration, the Bank, the Interim Bank and Holdings hereby make this Plan and prescribe the terms and conditions of the Merger and the mode of carrying it into effect, including the rights and obligations of the parties in connection therewith, as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Definitions.  The following terms, as used herein, have the following respective meanings:

“Bank” means The Washington Savings Bank, F.S.B. prior to the Effective Date and the Continuing Bank on and after the Effective Date.

“Bank Common Shares” means the shares of common stock of the Bank, par value $1.00 per share.

“Continuing Bank” means The Washington Savings Bank, F.S.B., the surviving bank in the Merger, on and after the Effective Date.

“Effective Date” shall have the meaning set forth in Section 4.02.

“HOLA” means the Home Owners’ Loan Act of 1933, as amended to date.

“Holdings” means WSB Holdings, Inc., a corporation organized under the laws of the State of Delaware.

“Holdings Common Shares” means the shares of common stock of Holdings, par value $0.0001 per share.

“Holdings Preferred Shares” means the shares of preferred stock of Holdings, par value $0.0001 per share.

“Interim Bank” means Washington Interim Savings Bank, an interim savings bank to be organized under HOLA for the sole purpose of consummating the transactions provided for herein.

“Merger” shall have the meaning set forth in the recitals hereto.

“OTS” means the Office of Thrift Supervision.

“Prospectus” shall have the meaning set forth in Section 3.05(b).

“Proxy Statement” shall have the meaning set forth in Section 3.05(a).

ARTICLE II

THE MERGER

Section 2.01.                             Merger.  On the Effective Date, the Interim Bank shall merge with and into the Bank, and the Bank shall be the surviving entity and receive into itself the Interim Bank pursuant to the provisions of, and with the effects provided in Section 552.13 of the OTS regulations (12 CFR 552.13).

Section 2.02.                             Conversion.  Upon the Effective Date:

(a)  Each Bank Common Share issued and outstanding immediately prior to the Effective Date shall, without any further action on the part of the Bank, Holdings, or any other person, constitute and be converted into and there shall be allocated to the record holder thereof a Holdings Common Share.  On the Effective Date, each outstanding certificate, which theretofore had represented Bank Common Shares, shall henceforward be deemed for all corporate purposes as evidence of the ownership of an equal number of Holdings Common Shares into which the Bank Common Shares have been so converted.

(b)  Each share of common stock of the Interim Bank issued and outstanding on the Effective Date shall, without any further action on the part of the Bank, the Interim Bank, Holdings, or any other person, constitute and be converted into, and there shall be allocated to Holdings, the same number and type of shares of common stock of the Continuing Bank as Interim Bank had issued and outstanding immediately prior to the Effective Date.

Section 2.03.                             Certificates After the Effective Date.  At any time after the Effective Date, any holder of one or more of the certificates that prior to the Effective Date had represented Bank Common Shares may surrender such certificate or certificates in proper form to Holdings or to its transfer agent and receive in exchange therefor a certificate bearing the name and representing an identical number of Holdings Common Shares.

Section 2.04.                             Stock Options.  On the Effective Date, each outstanding option to purchase Bank Common Shares under the Bank’s stock option plans will be assumed by Holdings.  Each such option will be exercisable in accordance with its existing terms for the same number of Holdings Common Shares as the number of Bank Common Shares subject to such option.  Holdings and the Bank shall make appropriate amendments to the existing stock option plans to reflect the adoption of those plans as the stock option plans of Holdings without adverse effect upon the options outstanding under the existing stock option plans.

Section 2.05.                             Effects of the Merger.  Upon the Effective Date:

(a)  The name of the Continuing Bank shall be “The Washington Savings Bank, F.S.B.”

(b)  The charter of the Bank immediately prior to the Effective Date shall be the charter of the Continuing Bank, except as provided in paragraph 2.05(c) below.  The by-laws of the Continuing Bank shall be the by-laws of the Bank immediately prior to the Effective Date.

(c)  The authorized capital stock of the Continuing Bank initially shall be identical to the authorized capital stock of the Interim Bank immediately prior to the Effective Date.  The Continuing Bank shall have outstanding those numbers of shares of common stock and shares of preferred stock as are equivalent to the numbers of Interim Bank common shares and Interim Bank preferred shares outstanding immediately prior to the Effective Date.

(d)  The main office, principal place of business, officers and other personnel of the Continuing Bank shall be the same as the main office, principal place of business, officers and other personnel of the Bank immediately prior to the Effective Date.

(e)  The Continuing Bank shall thenceforth enjoy all the rights, privileges and franchises and shall be subject to all the restrictions, obligations and duties of the Bank and the Interim Bank, except for the alterations provided herein.

(f)  Each and all of the property, shares, rights, franchises, powers and privileges of the Bank and the Interim Bank shall become the property of the Continuing Bank, and the Continuing Bank shall have, as regards such property, shares, rights, franchises, powers and privileges, the same rights as the Interim Bank and the Bank each possessed.

(g)  The Continuing Bank shall assume each and every obligation of the Bank and the Interim Bank and shall have all the obligations and shall be liable for all debts and the fulfillment of all contracts and obligations of the Bank and the Interim Bank, just as they were prior to the Effective Date.  Any reference to the Bank or the Interim Bank in any contract, will or document, whether executed or taking effect before or after the Merger, shall be considered a reference to the Continuing Bank if not inconsistent with the other provision of the contract, will or document.  The stockholders of the Bank and the Interim Bank shall continue to be subject to the same obligations, claims and demands as existed against them, if any, on or before the Effective Date.

(h)  All suits, actions or other proceedings pending in any court on the Effective Date shall continue to their termination just as if the Merger had not taken place.

(i)  The initial directors of the Continuing Bank shall consist of the directors of the Bank immediately prior to the Effective Date (the names and addresses of the seven current directors of the Bank as of the date hereof are listed in Appendix I attached hereto), which directors shall hold office in the Continuing Bank, unless sooner removed or disqualified, until the end of their terms to which they have been elected at the Bank, as set forth in Appendix I and until their successors are elected or are appointed in accordance with the by-laws of the Continuing Bank and have qualified.

(j)  All deposit accounts of the Bank immediately prior to the Effective Date shall be and will remain deposits in the Continuing Bank without change in their respective terms, interest rates, maturities, minimum required balances or withdrawal rates.  At the Effective Date, the Continuing Bank will continue to issue deposit accounts on the same basis as the Bank immediately prior to the Effective Date.

ARTICLE III

UNDERTAKINGS

Section 3.01.                             Bank Stockholder Approval.  The Bank undertakes to submit the Plan for consideration to its stockholders at a meeting called for this purpose pursuant to Section 552.13(h) of the OTS regulations (12 CFR 552.13(h)), or in any other manner permitted by law.  Without limiting the preceding sentence, the Bank agrees (unless such action is not required by law):

(a)  To send to the holders of issued and outstanding Bank Common Shares a written notice of such meeting not less than twenty nor more than fifty days prior to the date fixed for the meeting.  The notice shall specify the hour, date, place and purpose of the meeting at which this Plan will be considered.

(b)  To hold a vote of the stockholders at said meeting, in which each Bank Common Share shall entitle each holder thereof to one vote to be cast by the stockholder in person or by proxy.

(c)  To cause its secretary to certify under the seal of the Bank that (i) the Plan has been approved by the vote of the directors of the Bank and (ii) the Plan has been approved by the affirmative vote of fifty percent (50%) of the outstanding voting Bank Common Shares plus one affirmative vote.

(d)  To submit the Plan as certified pursuant to subsection (c) of this Section 3.01, with a certification under seal by the Secretary of Interim Bank as to the approval of the Plan by Holdings as sole stockholder of Interim Bank, to the OTS for its approval or disapproval.

Section 3.02.                             Holdings Stockholder Approval.  The Bank will vote all of its shares of common stock of Holdings in favor of approval of the Plan acting by written consent.

Section 3.03.                             Interim Bank Stockholder Approval.  Holdings will vote all of its shares of common stock of the Interim Bank in favor of the approval of the Plan acting by written consent.

Section 3.04.                             Regulatory Approvals.  Each of the Bank, the Interim Bank and Holdings shall (i) proceed expeditiously and cooperate fully in determining which filings are required to be made prior to the Effective Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Date from, governmental or regulatory authorities, including the OTS (collectively, the “Regulatory Approvals”) in connection with the execution and delivery of the Plan and the consummation of the transactions contemplated hereby; and (ii) timely make all such filings and timely seek all Regulatory Approvals; and (iii) take all other action and do all things necessary or appropriate to consummate and make effective all transactions contemplated by this Plan as soon as possible.

Section 3.05.                             Securities Law Matters.

(a)  The Bank undertakes to prepare and file promptly a proxy statement (the “Proxy Statement”) which complies with the requirements of the Securities Exchange Act of 1934, as amended, and the OTS regulations promulgated thereunder and which complies with all applicable federal and state law requirements for the purpose of submitting the Plan to its stockholders for approval.

(b)  Holdings and the Bank undertake to prepare a Prospectus (the “Prospectus”) related to the Holdings Common Shares and Holdings Preferred Shares which complies with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission, which shall be distributed to the stockholders of the Bank.

(c)  Holdings and the Bank shall each provide promptly to the other such information concerning its business and financial condition, and affairs and prospects as may be required or appropriate for inclusion in the Prospectus or the Proxy Statement and shall cause their counsel and auditors to cooperate in the preparation of the Prospectus and the Proxy Statement.

(d)  The Bank undertakes to distribute the Proxy Statement and the Prospectus to its stockholders in accordance with applicable federal and state law requirements.

Section 3.06.                             Other Undertakings.

(a)  If the requisite approval of this Plan is obtained at the meeting of the Bank’s stockholders referred to in Section 3.01, thereafter and until the Effective Date, the Bank shall issue certificates for Bank Common Shares, whether upon transfer or otherwise, only if such certificates bear a legend, the form of which shall be approved by the board of directors of the Bank, indicating that this Plan has been approved and that shares of stock evidenced by such certificates are subject to consummation of this Plan.

(b)  If at any time (whether before or after the Effective Date), the Bank or the Continuing Bank considers that any further assignment, conveyance or assurance in law is necessary or desirable to vest, perfect or confirm of record in the Continuing Bank the title to any property or rights of the Bank or the Interim Bank, or otherwise to carry out the provisions hereof, the Bank and the Interim Bank hereby undertake through their proper officers and directors to execute and deliver immediately any and all proper deed, assignment and assurance, and to do all things necessary or proper to vest, perfect or confirm title to such property or right in the Continuing Bank and otherwise to carry out the provisions hereof.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01.                             Conditions Precedent to the Merger.  The consummation of the Merger is subject to the satisfaction of the following conditions:

(a)  The affirmative vote of 50 percent (50%) of the outstanding voting Bank Common Shares plus one affirmative vote shall have been cast, in person or by proxy, in favor of this Plan at a meeting of the Bank’s stockholders called pursuant to Section 3.01.

(b)  All Regulatory Approvals (or waiver or exemption therefrom) and satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by the Plan shall have been obtained, and all statutory waiting periods shall have expired, without the imposition of any condition or requirements that would materially and adversely affect the operations or business prospects of Holdings or the Continuing Bank following the Effective Date so as to render inadvisable the consummation of such transaction, as provided by Section 5.01(c) hereof.

(c)  The Bank shall have received a ruling or rulings from the appropriate tax authorities or an opinion letter from tax counsel to the Bank, satisfactory to the Bank in form and substance, with respect to the United States income tax consequences of the Merger.

Section 4.02.                             Effective Date.  The Bank, the Interim Bank and Holdings shall use their commercially reasonable best efforts to cause the Merger to become effective on a date as soon as practicable after each condition precedent listed in Section 4.01 shall have been satisfied.  The Merger shall become effective at the time this Plan is properly approved and filed in accordance with the OTS rules and regulations (the “Effective Date”).

ARTICLE V

TERMINATION AND DEFERRAL

Section 5.01.                             Termination of the Merger.  Prior to the Effective Date, the Plan may be terminated at any time by written notice by either the Bank or the Interim Bank or Holdings to the other parties hereto that its board of directors is of the opinion that:

(a)  The number of Bank Common Shares that voted against approval of the Plan is such that the consummation of the Merger is, in the sole opinion of such board of directors, inadvisable.

(b)  Any action, suit, proceeding, or claim is commenced or threatened or any claim is made that could make consummation of the Merger, in the sole opinion of such board of directors, inadvisable.

(c)  It is likely that a Regulatory Approval, in the sole opinion of such board of directors, will not be obtained, or if obtained, has or will contain or impose a condition or requirement that would materially and adversely  affect the operations or business prospects of Holdings or the Continuing Bank following the Effective Date so as to render inadvisable the consummation of the Merger.

(d)  Any other reason exists that makes consummation of the Merger, in the sole opinion of such board of directors, inadvisable.

Upon such determination, the Plan shall be deemed void, and there shall be no liability hereunder or on account of such termination on the part of the Bank, the Interim Bank, Holdings, or the directors, officers, employees, agents or stockholders or any of them, except that in such event the Bank will pay the fees and expenses incurred by itself, the Interim Bank and Holdings in connection with the transactions contemplated herein.

Section 5.02.                             Deferral of Effective Date.  Consummation of the Merger herein provided may be deferred by the board of directors of the Bank for a reasonable period of time if the Bank’s board of directors determines, in its sole discretion, that such deferral would be in the best interest of the Bank and the stockholders of the Bank.

ARTICLE VI

MISCELLANEOUS

Section 6.01.                             Governing Law.  The Plan shall be governed by and construed in accordance with the laws of Maryland.

Section 6.02.                             Amendment.  The Plan and the Appendix hereto may be amended by the parties hereto, by action taken by or on behalf of their respective Board of Directors at any time before or after approval by the stockholders of the parties; provided, however that after such approval, no amendment, modification or waiver shall affect the consideration to be received by any party or their respective stockholders.  Any such amendment, modification or waiver must be by an instrument in writing and signed on behalf of each of the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Bank, the Interim Bank and Holdings have caused this Plan to be executed by their duly authorized officers as of the date first above written.

THE WASHINGTON SAVINGS BANK, F.S.B.

By:	/s/ Phillip C. Bowman
Name:	Phillip C. Bowman
Title:	Chief Executive Officer

WASHINGTON INTERIM SAVINGS BANK

By:	/s/ Phillip C. Bowman
Name:	Phillip C. Bowman
Title:	Chief Executive Officer
Date of Execution:	9/26/07

WSB HOLDINGS, INC.

By:	/s/ Phillip C. Bowman
Name:	Phillip C. Bowman
Title:	Chief Executive Officer
Date of Execution:	9/26/07

APPENDIX I

DIRECTORS OF THE BANK

Name, Address, and Term of Directors

Phillip C. Bowman
4201 Mitchellville Road
Suite 200
Bowie, MD 20716
(term expires in 2008)

George Q. Conover
4201 Mitchellville Road
Suite 200
Bowie, MD 20716
(term expires in 2009)

William J. Harnett
4201 Mitchellville Road
Suite 200
Bowie, MD 20716
(term expires in 2007)

Kevin P. Huffman
4201 Mitchellville Road
Suite 200
Bowie, MD 20716
(term expires in 2007)

Eric S. Lodge
4201 Mitchellville Road
Suite 200
Bowie, MD 20716
(term expires in 2009)

Michael J. Sullivan
4201 Mitchellville Road
Suite 200
Bowie, MD 20716
(term expires in 2009)

Stephen J. Troese

4201 Mitchellville Road

Suite 200

Bowie, MD 20716

(term expires in 2008)